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                                                                      EXHIBIT 12

               Computation of Ratio of Earnings to Fixed Charges

                                                   1991        1992         1993         1994        1995      3/31/96     3/31/95
                                                   ----        ----         ----         ----        ----      -------     -------
           Earnings
           --------
Pretax income from continuing
  operations                                      (558,000)   (792,000)  (1,671,000)   1,952,000   3,511,000    4,112,000 2,117,000
                                                  ----------------------------------------------------------------------------------
Adjustments:
  (+) fixed charges per S-K 503(d)(4)                    0       1,000      174,000      408,000     274,000    1,398,000   167,000
        (-) interest capitalized during period           0           0            0            0           0            0         0
        (-) preferred stock dividend reqs.               0           0            0            0           0            0         0
                                                  ----------------------------------------------------------------------------------
          = adjusted fixed charges                       0       1,000      174,000      408,000     274,000    1,398,000   167,000
  (-) income from majority owned subs
        attributable to minority ownership               0           0            0            0           0            0         0
  (-) undistributed income of less than 50%
        owned persons                                    0           0            0            0           0            0         0
  (+) full amt of losses of majoriry owned subs          0           0            0            0           0            0         0
  (+) previously capitalized interest amortized
        during the period                                0           0            0            0           0            0         0
                                                  ----------------------------------------------------------------------------------
          Total adjustments                              0       1,000      174,000      408,000     274,000    1,398,000   167,000
                                                  ----------------------------------------------------------------------------------
Adjusted pretax income from continuing operations (558,000)   (791,000)  (1,497,000)   2,360,000   3,765,000    5,510,000 2,284,000
                                                  ==================================================================================

          Fixed Charges
          -------------
Interest expense                                         0       1,000      173,000      403,000     268,000    1,335,000   162,000
Interest capitalized                                     0           0            0            0           0            0         0
Amortization of debt expense                             0           0        1,000        5,000       6,000       63,000     5,000
Amortization of debt discount/premium
Portion of rental expense representing interest
Preferred stock dividend requirements of majority        0           0            0            0           0            0         0
  owned subs and 50% owned persons                       0           0            0            0           0            0         0
  (excluding items eliminated in consolidation)
Debt guarantee adjustments                               0           0            0            0           0            0         0
                                                  ----------------------------------------------------------------------------------
          Total Fixed Charges                            0       1,000      174,000      408,000     274,000    1,398,000   167,000
                                                  ==================================================================================

Ratio of Earnings to Fixed Charges                     N/A     (791.00)       (8.60)        5.78       13.81         3.94     13.68
                                                  ==================================================================================

Excess (Deficiency)                               (558,000)   (792,000)  (1,671,000)   1,952,000   3,511,000    4,112,000 2,117,000
                                                  ==================================================================================


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